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                                                                   EXHIBIT 99.08

May 30, 2002



Dear Shareholders,

Environmental Power Corporation ("POWR") reported that for the three months ended March 31, 2002 ("2002"), power generation revenues were $14,113,256 and net income was $1,766,650 or 9 cents per share. For the corresponding three months ended March 31, 2001 ("2001"), power generation revenues were $13,482,891 and net income was $987,937 or 9 cents per share. The average outstanding shares used to determine earnings per share were 11,407,990 shares in 2001 versus 20,273,141 shares in 2002.

The first quarter 2002 was a good one for the Company with net earnings nearly double the same quarter last year. Scrubgrass achieved the highest levels of output and the greatest capacity factor (98%) of its eight years of operation. This production, sold at fixed power sales rates, supported record earnings from the sale of power produced in any quarter in our history. Further, the sale of certified NOx emission allowances for the years 2003 - 2007 was finalized in January and contributed $2.5 million in extraordinary income during the quarter. We are especially proud to sell pollution credits as they represent income from our facility's ability to surpass government environmental standards. Such transactions are testimony to our mission of "doing well by doing good".

The 1/st/ Quarter was also marked by significant progress toward realizing the potential of our anaerobic digestion technology. As investors know from our many previous communications, it was our excitement for this technology that motivated us to acquire Microgy Cogeneration Systems, Inc., the holder of the technology license. We have created a strategic planning group which consists of members from management, POWR's Board, and selected consultants. This group has analyzed this opportunity and shaped our goals and action plans.

During the 1/st/ quarter and into the 2/nd/ quarter, we began to gather the fruits of those efforts. We have completed the drafting of our business plan and taken initial steps toward our first transaction. We executed a 15-year contract with Wisconsin Public Service to sell up to 15 MW of output generated from the biogas from digested animal wastes. Additionally, five Wisconsin farms signed Letters of Intent to use our technology, and other farms have expressed considerable interest. Our team has been busy. We started negotiations for another power sales contract in the upper Midwest and have been working with farmers and state agencies in Maryland to market our facilities and services in those areas as well. Overall, we are excited by our prospects.

We are also energized by the addition of Ed Chapman, Jeff Macartney and Wally Long to our team. Ed, former head of tax exempt project finance at Goldman Sachs, agreed to join POWR as Senior Vice President of Finance. Ed will be focused on developing and implementing our financial strategies and innovative project financing structures. Jeff, who replaced Bill Linehan as our Chief Financial Officer, has held high-level financial and operations positions for Pitney

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Bowes, Bank Austria and Allied Signal. We are also excited about the addition of
Wally Long as Vice President of Energy Marketing. Wally brings more than twenty years of development, marketing and engineering experience in the energy field, mostly with R. W. Beck. Wally will spearhead our energy marketing efforts which are so important to implementing our ongoing strategy to penetrate and become the dominant player in the field of anaerobic digestion. Together with existing management and staff, these men are a significant part of the exceptional team needed to meet our aggressive growth objectives.

One more important note, management has reinvigorated its commitment to keeping our investors fully informed. We know that investors want timely information, whether favorable or not, and can only fairly evaluate us if they can mark our progress. The appropriate valuation of our shares and true liquidity of the market can not improve without an informed investor base. As part of our commitment, we have updated our website and our annual report to reflect the changes at POWR. Further, with the help of a respected investor and public relations consultancy, management intends to disseminate company information promptly and more broadly. Through these efforts, management hopes to encourage greater interest in our stock among the investment community.

Sincerely,

/s/ Donald A. Livingston                    /s/ Joseph E. Cresci

Donald A. Livingston, President             Joseph E. Cresci, Chairman and CEO